November 18, 2021

RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.

433 W. Van Buren Street

1150-E

Chicago, Illinois 60607

Re:	Registration Statement on Form N-2 (File No. 333-260203)

Ladies and Gentlemen:

We have acted as special “Maryland law” counsel to RiverNorth/DoubleLine Strategic Opportunity Fund, Inc., a Maryland corporation (the “Fund”), and a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), in connection with certain matters of Maryland law arising out of the registration of up to 2,400,000 shares (the “Shares”) of preferred stock, $0.0001 par value per share, of the Fund (the “Preferred Stock”) classified and designated as the Series B Perpetual Preferred Shares (the “Series B Preferred Stock”), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Fund with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Shares are to be issued in an underwritten public offering (the “Offering”) pursuant to the Prospectus Supplement (as defined herein). This opinion is being furnished to you at your request.

I. Documents Reviewed and Matters Considered

In our capacity as counsel to the Fund and for purposes of this opinion, we have examined the following documents (all of which are collectively called the “Documents”):

(i) the Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

(ii) the Prospectus Supplement, dated as of November 15, 2021 (the “Prospectus Supplement”);

(iii) the charter of the Fund (the “Charter”), certified by the Maryland State Department of Assessments and Taxation (the “SDAT”), including the Articles Supplementary filed with the SDAT on October 19, 2020 that classified certain unissued stock as Preferred Stock, the Articles Supplementary filed with the SDAT on November 17, 2021 that classified certain unissued stock as additional Preferred Stock, and the Articles Supplementary filed with the SDAT on November 17, 2021 that established and designated the Series B Preferred Stock;

Rivernorth/DoubleLine Strategic Opportunity Fund, Inc.

November 18, 2021

(iv) the Bylaws of the Fund (the “Bylaws”), certified as of the date hereof by an officer of the Fund;

(v) a Certificate of Status of the SDAT to the effect that the Fund is in good standing, dated November 10, 2021;

(vi) the Underwriting Agreement dated as of November 15, 2021 (the “Underwriting Agreement), entered into by and among the Fund, RiverNorth Capital Management, LLC, as Adviser, DoubleLine Capital LP, as Subadviser, and UBS Securities LLC and RBC Capital Markets, LLC, as representative of the Underwriters;

(vii) resolutions adopted by the Board of Directors (the “Board”) of the Fund relating to the issuance of the Shares by the Fund, certified as of the date hereof by an officer of the Fund (the “Resolutions”);

(viii) a certificate executed by an officer of the Fund, dated as of the date hereof, as to such matters as we deem necessary and appropriate to enable us to render this opinion letter; and

(ix) such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the assumptions, qualifications, and limitations noted herein.

II. Assumptions

In reaching the opinions set forth below, we have assumed the following:

(a) Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

(b) Each individual executing any of the Documents on behalf of a party (other than the Fund) is duly authorized to do so.

(c) All Documents submitted to us as originals are authentic. All Documents submitted to us as certified, photostatic, or other copies conform to the original documents. All Documents upon which we have relied are accurate and complete. All public records reviewed or relied upon by us or on our behalf are true and complete and remain so as of the date of this letter.

Rivernorth/DoubleLine Strategic Opportunity Fund, Inc.

November 18, 2021

(d) The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.

(e) All representations, warranties, statements and information contained in the Registration Statement are accurate and complete.

(f) All signatures on the Documents submitted to us for examination are genuine.

(g) There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any of the provisions of the Documents, by actions or omission of the parties or otherwise.

(h) Each individual executing a certificate is authorized to do so and has knowledge about all matters stated therein. The contents of each such certificate are accurate and complete and remain so as of the date of this letter.

(i) Prior to the issuance of any of the Shares, the Board will determine certain terms of issuance of such Shares, and the Articles Supplementary will be filed with, and accepted for record by, the SDAT (the “Corporate Proceedings”);

(j) The final number of Shares to be offered and sold by the Fund pursuant to the Registration Statement and the final price to be received by the Fund for the Shares will have been determined by the Board in accordance with the Resolutions prior to the issuance of the Shares.

III. Opinions

Based on our review of the foregoing and subject to the assumptions, qualifications, and limitations set forth herein, it is our opinion, as of the date of this letter, that:

1. The Fund is a corporation duly incorporated and, based solely on the Certificate of Status issued by the SDAT dated November 10, 2021, the Fund is validly existing and in good standing under the MGCL.

2. Upon the completion of the Corporate Proceedings, the issuance of the Shares will be duly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statement, the Prospectus Supplement, the Charter, the Bylaws, the Resolutions, and the Corporate Proceedings, the Shares will be validly issued, fully paid, and nonassessable.

IV. Qualifications and Limitations

In addition to the other matters set forth in this letter, the opinions set forth herein are also subject to the following qualifications:

Rivernorth/DoubleLine Strategic Opportunity Fund, Inc.

November 18, 2021

(A) We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland and as used herein “law” means such laws. We express no opinion as to the principles of conflict of laws of any jurisdiction, including the laws of the State of Maryland.

(B) We assume no obligation to supplement our opinions if any applicable law changes after the date of this letter or if we become aware of any facts that might change the opinions expressed in this letter after the date of this letter.

(C) The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions shall be implied or inferred beyond the matters expressly stated.

(D) This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Registration Statement relating to the Offering. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

SHAPIRO SHER GUINOT & SANDLER, P.A.

/s/ SHAPIRO SHER GUINOT & SANDLER, P.A.